Exhibit 99.1

Timberland Reports First-Quarter 2008 Results

STRATHAM, N.H.--(BUSINESS WIRE)--The Timberland Company (NYSE: TBL) today reported first-quarter 2008 net income of $18.0 million and diluted earnings per share (EPS) of $0.30. First quarter diluted EPS was $0.31 when adjusted to exclude restructuring and related costs. These results compare to first-quarter 2007 net income of $9.3 million and diluted EPS of $0.15, or $0.22 when adjusted to exclude restructuring and related costs.

First-Quarter Results Summary:

  Revenue grew 1.2% to $340.4 million as foreign exchange rate changes, strong gains in SmartWool® products and Timberland PRO® series footwear and moderate growth in Timberland® casual footwear offset declines in boots and kids’ footwear and decreases in Timberland® apparel revenue in North America. Foreign exchange rate changes increased first-quarter 2008 revenue by approximately $16 million, or 4.8%, due to the strength of the Euro and the British Pound, and increased operating income by approximately $6 million.
  North America revenue declined 4.7% to $137.7 million, or 5.1% on a constant dollar basis, reflecting soft consumer spending in both the U.S. and Canada. Europe revenue increased 6.9% to $164.8 million driven by gains in foreign currency, but decreased 1.6% on a constant dollar basis. Asia revenue increased 0.7% to $37.9 million driven by gains in foreign currency, but decreased 6.3% on a constant dollar basis. Geographic results reflect the introduction of new reporting segments, a change that the Company believes will better reflect the way it now manages its business.

  Apparel and accessories revenue increased 2.7% to $97.9 million compared to $95.4 million in the first quarter of 2007, driven by double-digit growth of SmartWool® socks and apparel. These gains offset declines in Timberland® brand apparel in North America. In February 2007, the Company announced that it would transition this business to a licensing arrangement with Phillips-Van Heusen, beginning with the launch of men’s apparel in time for Father’s Day 2008. The Company will cease sales of in-house North American casual apparel product in the second quarter of 2008 but will continue selling its own line of apparel in International markets. Global footwear revenue was $236.6 million, up slightly compared to the prior year as gains in casual and the Timberland PRO® series footwear offset declines in boots and kids’ footwear.
  Global wholesale revenue decreased 1.5% to $255.5 million. Worldwide consumer direct revenue increased 10.2% to $84.9 million, driven by comparable store sales gains of 5.7%.
  Restructuring and related charges were $0.6 million in the first quarter of 2008, compared to $6.5 million for the first quarter of 2007.
  Operating income for the quarter was $23.2 million, up 70.7% from the prior-year period. Operating income excluding restructuring and related costs was $23.8 million, 18.1% above the comparable prior year level. Profit increases reflect benefits from foreign currency translation as well as a 5.4% reduction in operating expenses excluding restructuring and related costs.
  For the first quarter 2008, the tax rate was 39.0% compared to 34.5% for the first quarter of 2007. This increase in the effective tax rate resulted from a change in the geographical mix of profits.
  In connection with its continuing stock buyback program, Timberland repurchased approximately 668 thousand shares in the first quarter at a total cost of $9.6 million. It ended the quarter with $134.8 million in cash and no debt. Inventory at quarter end was $180.2 million, down 1.8% versus 2007 first-quarter levels due to the Company’s disciplined inventory management in the face of tough market conditions. Accounts receivable increased 1.0% to $201.8 million.

Timberland is maintaining its full-year outlook as favorable foreign exchange benefits are anticipated to offset continued challenges in retail markets globally. The Company is targeting mid-single digit revenue declines, due in part to its decision to close underperforming retail stores. It also anticipates operating expenses in the range of $550 million, flat to modest operating margin improvement excluding restructuring costs, and a tax rate in the range of 40%.

For the second quarter, Timberland anticipates mid to high-single digit revenue declines and an operating loss excluding restructuring costs in the range of $30 million to $35 million, consistent with the first half outlook provided in its fourth-quarter earnings release. The Company also anticipates an additional $4 million in restructuring costs in the second quarter, reflecting its previously announced retail closure plan, which will result in total plan costs in the range of $15 million to $16 million, $1 million to $2 million below its original estimate.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “I am encouraged by our start to 2008 and pleased with our performance in a difficult retail environment. Over the past year, our management team has taken significant corrective actions to simplify our business and streamline our global operations. While the overall market remains challenging, I am confident that we are on the right path strategically to deliver better, consumer informed products rooted in Timberland’s brand heritage, enhance overall profitability and drive improved returns for our shareholders.”

Note that comments made by the Company and Mr. Swartz are Timberland's performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss first-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 617.213.8892 and providing access code number 65983814. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miōn®, GoLite® IPATH® and Howies® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release also includes discussion of constant dollar revenue changes, diluted EPS excluding restructuring and related costs, net income excluding restructuring and related costs, operating income excluding restructuring and related costs, and operating expense excluding restructuring and related costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on May 1, 2008.

THE TIMBERLAND COMPANY UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)

	March 28, 2008	December 31, 2007	March 30, 2007

Assets
Current assets
Cash and equivalents	$134,829	$143,274	$119,695
Accounts receivable, net	201,786	188,091	199,695
Inventory, net	180,177	201,932	183,500
Prepaid expense	42,019	41,572	48,785
Prepaid income taxes	20,196	17,361	16,363
Deferred income taxes	22,749	24,927	15,286
Derivative assets	-	-	83
Total current assets	601,756	617,157	583,407

Property, plant and equipment, net	86,461	87,919	92,955

Deferred income taxes	19,075	19,451	23,613

Goodwill and intangible assets, net	98,428	99,222	87,147

Other assets, net	10,453	12,596	12,457

Total assets	$816,173	$836,345	$799,579

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$63,427	$86,101	$77,445
Accrued expense and other current liabilities	95,335	108,903	102,806
Income taxes payable	15,321	19,215	5,115
Derivative liabilities	9,257	3,816	2,600
Total current liabilities	183,340	218,035	187,966

Other long-term liabilities	40,431	41,150	39,690

Stockholders’ equity	592,402	577,160	571,923

Total liabilities and stockholders’ equity	$816,173	$836,345	$799,579

THE TIMBERLAND COMPANY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended
	March 28, 2008	March 30, 2007
Revenue	$340,402	$336,329
Cost of goods sold	182,798	174,750

Gross profit	157,604	161,579

Operating expense
Selling	106,122	110,083
General and administrative	27,688	31,351
Restructuring and related costs	552	6,526
Total operating expense	134,362	147,960

Operating income	23,242	13,619
Other income
Interest income, net	568	1,130
Other income/(expense), net	5,762	(623)
Total other income	6,330	507

Income before provision for income taxes	29,572	14,126
Provision for income taxes	11,533	4,873
Net income	$18,039	$9,253

Earnings per share:
Basic	$.30	$.15
Diluted	$.30	$.15
Weighted-average shares outstanding
Basic	59,618	61,099
Diluted	60,016	61,995

THE TIMBERLAND COMPANY UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Thousands)

	For the Three Months Ended
	March 28,	March 30,
	2008	2007
Cash flows from operating activities:
Net income	$18,039	$9,253
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	2,554	1,287
Share-based compensation	1,539	1,704
Depreciation and other amortization	8,046	7,656
Provision for losses on accounts receivable	1,389	19
Tax benefit from share-based compensation, net of excess benefit	151	653
Unrealized (gain)/loss on derivatives	(21)	(232)
Other non-cash charges/(credits), net	520	90
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(6,539)	5,500
Inventory	24,086	3,532
Prepaid expense	1,617	(6,355)
Accounts payable	(23,644)	(33,306)
Accrued expense	(18,023)	(19,454)
Income taxes prepaid and payable, net	(5,379)	(27,040)
Other liabilities	(1,572)	599
Net cash provided/(used) by operating activities	2,763	(56,094)

Cash flows from investing activities:
Additions to property, plant and equipment	(4,116)	(5,220)
Other	2,170	(667)
Net cash used by investing activities	(1,946)	(5,887)

Cash flows from financing activities:
Common stock repurchases	(10,152)	(11,002)
Issuance of common stock	453	9,922
Excess tax benefit from stock option and employee stock purchase plans	122	915
Net cash used by financing activities	(9,577)	(165)

Effect of exchange rate changes on cash and equivalents	315	143

Net decrease in cash and equivalents	(8,445)	(62,003)
Cash and equivalents at beginning of period	143,274	181,698
Cash and equivalents at end of period	$134,829	$119,695

THE TIMBERLAND COMPANY REVENUE ANALYSIS (Amounts in Thousands, Unaudited)

	For the Three Months Ended
	March 28, 2008	March 30, 2007	Change

Revenue by Segment:
North America	$137,730	$144,538	(4.7%)
Europe	164,751	154,136	6.9%
Asia	37,921	37,655	0.7%
Total Revenue	340,402	336,329	1.2%

Revenue by Product:
Footwear	236,598	235,637	0.4%
Apparel and Accessories	97,942	95,406	2.7%
Royalty and Other	5,862	5,286	10.9%

Revenue by Channel:
Wholesale	255,521	259,308	(1.5%)
Consumer Direct	84,881	77,021	10.2%

Comparable Store Sales:
Domestic Retail	1.9%	1.9%
Global Retail	5.7%	(1.2%)

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES

TO CONSTANT DOLLAR REVENUE CHANGES

(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:
	For the Three Months Ended March 28, 2008
	$ Change	% Change
Revenue increase (GAAP)	$4,073	1.2%
Increase due to foreign exchange rate changes	16,282	4.8%
Revenue decrease in constant dollars	$(12,209)	(3.6%)
North America Revenue Reconciliation:
	For the Three Months Ended March 28, 2008
	$Change	% Change
Revenue decrease (GAAP)	$(6,808)	(4.7%)
Increase due to foreign exchange rate changes	557	0.4%
Revenue decrease in constant dollars	$(7,365)	(5.1%)
Europe Revenue Reconciliation:
	For the Three Months Ended March 28, 2008
	$Change	% Change
Revenue increase (GAAP)	$10,615	6.9%
Increase due to foreign exchange rate changes	13,099	8.5%
Revenue decrease in constant dollars	$(2,484)	(1.6%)
Asia Revenue Reconciliation:
	For the Three Months Ended March 28, 2008
	$Change	% Change
Revenue increase (GAAP)	$266	0.7%
Increase due to foreign exchange rate changes	2,627	7.0%
Revenue decrease in constant dollars	$(2,361)	(6.3%)

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide constant dollar revenue changes for total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

THE TIMBERLAND COMPANY

RECONCILIATION OF OPERATING EXPENSE, OPERATING PROFIT, NET INCOME AND DILUTED EPS TO OPERATING EXPENSE, OPERATING PROFIT, NET INCOME AND DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS

(Unaudited)

RECONCILIATION OF OPERATING EXPENSE TO OPERATING EXPENSE EXCLUDING RESTRUCTURING AND RELATED COSTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended March 28, 2008	For the Three Months Ended March 30, 2007
Operating expense (GAAP)	$134,362	$147,960
Restructuring and related costs	552	6,526
Operating expense excluding restructuring and related costs	$133,810	$141,434

Operating expense excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. Management provides operating expense excluding restructuring and related costs because it is used to analyze the operating expenses of the Company. Management believes this measure is a reasonable reflection of the underlying expense levels and trends from core business activities.

RECONCILIATION OF OPERATING PROFIT TO OPERATING PROFIT EXCLUDING RESTRUCTURING AND RELATED COSTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended March 28, 2008	For the Three Months Ended March 30, 2007
Operating profit (GAAP)	$23,242	$13,619
Restructuring and related costs	552	6,526
Operating profit excluding restructuring and related costs	$23,794	$20,145

Operating profit excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. Management provides operating profit excluding restructuring and related costs because it is used to analyze the operating profit of the Company. Management believes this measure is a reasonable reflection of the underlying income levels and trends from core business activities.

RECONCILIATION OF NET INCOME TO NET INCOME EXCLUDING RESTRUCTURING AND RELATED COSTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended March 28, 2008	For the Three Months Ended March 30, 2007
Net income (GAAP)	$18,039	$9,253
Restructuring and related costs, net of tax effect	337	4,275
Net income excluding restructuring and related costs	$18,376	$13,528

Net income excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. Management provides net income excluding restructuring and related costs because it is used to analyze net income of the Company. Management believes this measure is a reasonable reflection of the underlying net income levels and trends from core business activities.

RECONCILIATION OF DILUTED EPS TO DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS

	For the Three Months Ended March 28, 2008	For the Three Months Ended March 30, 2007
Diluted EPS (GAAP)	$0.30	$0.15
Per share impact of restructuring and related costs	0.01	0.07
Diluted EPS excluding restructuring and related costs	$0.31	$0.22

Diluted EPS excluding restructuring and related costs is not a Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide diluted EPS excluding restructuring and related costs because it is used to analyze the earnings of the Company. Management believes this measure is a reasonable reflection of the earnings levels and trends from core business activities.

CONTACT:
The Timberland Company
Karen Blomquist, 603-773-1655
Senior Manager, Investor Relations